Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CSS Industries, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-118008, 333-190339, 333-190340 and 333-215981) on Form S-8 of CSS Industries, Inc. of our reports dated June 7, 2017, with respect to the consolidated balance sheets of CSS Industries, Inc. and subsidiaries as of March 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended March 31, 2017, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2017, which reports appear in the March 31, 2017 annual report on Form 10-K of CSS Industries, Inc.

/s/ KPMG LLP

June 7, 2017
Philadelphia, PA